Exhibit (a)(1)(b)

FOSSIL, INC.

OFFER TO AMEND ELIGIBLE OPTIONS

ELECTION FORM

Before signing this election form, please make sure you have received, read and understand the documents made available to you in connection with this Offer, including: (1) the Offer to Amend Eligible Options; (2) this election form; and (3) the withdrawal form. The Offer is subject to the terms of these documents as they may be amended from time to time.

The Offer provides employees who hold Eligible Options the opportunity to amend such options and receive cash payments, as described in Section 2 of the Offer to Amend. This Offer expires at 10:59 p.m., Central Time, on September 11, 2007 unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

If you participate in this Offer with respect to an Eligible Option, you must accept the Offer with respect to all of the shares subject to that particular Eligible Option granted to you by the Company. If you participate in this Offer with respect to some but not all of your Eligible Options, you will only receive a cash payment with respect to those Eligible Options for which you participate. Vesting of any Amended Options on any date is subject to your continued employment with the Company through each relevant vesting date and to the terms and conditions of the Plan.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

If you would like to participate in this Offer, please indicate your election by checking the appropriate box below and completing and signing this election form. Please be sure to follow the instructions, which are attached.

You may withdraw this election as to some or all of your Eligible Options by submitting a properly completed and signed withdrawal form prior to the Expiration Date, which will be 10:59 p.m., Central Time, September 11, 2007, unless extended.

[continued on next page]

Please check the appropriate box :

☐ Yes, I wish to participate in the Offer as to ALL of my Eligible Options listed on the Addendum issued to me.

OR

☐ Yes, I wish to participate in the Offer as to my Eligible Options listed below (Use this alternative if you wish to participate in the Offer with SOME but not ALL of your Eligible Options):

Original Grant Date	Number of Eligible Options

OR

☐ No, I do NOT wish to participate in the Offer as to any of my Eligible Options.

If you elect Yes, for some or all of the applicable Eligible Options, such Eligible Options will be irrevocably amended on the Expiration Date, which is expected to be September 11, 2007.

Employee Signature

Employee Name (Please print)	E-mail Address	Date and Time

Address	City	State	Zip Code

RETURN TO KATHERINE NEVERDOUSKY NO LATER THAN 10:59 P.M.,

CENTRAL TIME, ON SEPTEMBER 11, 2007

BY FAX TO (972) 638-2887, BY HAND DELIVERY,

OR BY E-MAIL TO KNEVERDOUSKY@FOSSIL.COM.

RESPONSES SUBMITTED BY ANY OTHER MEANS,

INCLUDING UNITED STATES MAIL (OR OTHER POST)

AND FEDERAL EXPRESS (OR SIMILAR DELIVERY SERVICE),

ARE NOT PERMITTED AND WILL NOT BE ACCEPTED.

FOSSIL, INC.
OFFER TO AMEND ELIGIBLE OPTIONS

INSTRUCTIONS PERTAINING TO THE ELECTION FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.                                      Delivery of Election Form.

A properly completed and signed original of the election form (or a facsimile of it) must be received by Katherine Neverdousky either via hand delivery at Fossil, Inc., 2280 N. Greenville Avenue, Richardson, Texas 75082, attention: Katherine Neverdousky, or via e-mail to kneverdousky@fossil.com, or via facsimile (fax number: (972) 638-2887), on or before 10:59 p.m., Central Time, on September 11, 2007 (referred to as the Expiration Date). If we extend the Offer, the election form must be received by Katherine Neverdousky by the date and time of the extended expiration of the Offer.

The delivery of all required documents, including election forms, is at your risk. Delivery will be deemed made only when actually received by Katherine Neverdousky. You may hand deliver your election form to Katherine Neverdousky at Fossil, Inc., 2280 N. Greenville Avenue, Richardson, Texas 75082, or send it via e-mail to kneverdousky@fossil.com, or you may fax it to Katherine Neverdousky at (972) 638-2887. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your election form within two U.S. business days. If you have not received such Confirmation, it is your responsibility to ensure that your election form has been received on or before 10:59 p.m., Central Time, on September 11, 2007 by Katherine Neverdousky. Only responses that are complete, signed and actually received by Katherine Neverdousky by the deadline will be accepted. Responses may only be submitted via fax, e-mail or hand delivery, as set forth in the first sentence of this paragraph. Responses submitted by any other means, including United States mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted.

Our receipt of your election form is not by itself an acceptance of your Eligible Options for amendment. For purposes of the Offer, we will be deemed to have accepted Eligible Options with respect to which proper elections have been made and not properly withdrawn as of when we give written or electronic notice to option holders generally of our acceptance of such Eligible Options, which notice may be made by press release, e-mail or other method of communication.

We will not accept any alternative, conditional or contingent elections. Although we intend to send you a Confirmation of receipt of this election form, by signing this election form, you waive any right to receive any notice of the receipt of the election with respect to your Eligible Options, except as provided for in the Offer to Amend. Any Confirmation of receipt sent to you will merely be a notification that we have received your election form and does not mean that your Eligible Options have been amended or that you will be entitled to any cash payment. Your Eligible Options that are accepted will be amended on the same day as the Expiration Date, which is scheduled to be September 11, 2007, unless we extend the Offer.

2.                                      Withdrawal.

If you have previously elected to accept this Offer with respect to your Eligible Options, you may withdraw that election with respect to some or all of the Eligible Options at any time before the Expiration Date, which is scheduled to be 10:59 p.m., Central Time, on September 11, 2007, unless we extend the Offer. If we extend the Offer, you may withdraw your options at any time until the extended Expiration Date.

In addition, although we intend to accept all Eligible Options with respect to which valid elections have been made promptly after the expiration of this Offer, if we have not accepted your Eligible Options by 10:59 p.m., Central Time, on October 9, 2007, you may withdraw your Eligible Options at any time thereafter.

To validly withdraw some or all of the Eligible Options with respect to which you have previously chosen to accept this Offer, you must, in accordance with the instructions of the withdrawal form, deliver to Katherine Neverdousky either via facsimile at (972) 638-2887, or via e-mail to kneverdousky@fossil.com, or by hand delivery to Katherine Neverdousky at Fossil, Inc., 2280 N. Greenville Avenue, Richardson, Texas 75082, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the Eligible Options. Any Eligible Options you do not withdraw will remain bound pursuant to your prior election form. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the Expiration Date. Katherine Neverdousky must receive the properly completed and signed withdrawal form before the Expiration Date.

3.                                      Elections.

If you intend to accept the Offer with respect to an Eligible Option, you must accept the Offer with respect to all of the shares subject to such Eligible Option, except as noted herein. You may not pick and choose among the shares subject to a particular Eligible Option with respect to which you choose to accept this Offer.

4.                                      Signatures on the Election Form.

If the election form is signed by the holder of the Eligible Options, the signature must correspond with the name in the option certificate or certificates to which the Eligible Options are subject. If your name has been legally changed since your option certificate was issued, please submit proof of the legal name change.

If this election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of that person to act in that capacity must be submitted with the election form.

5.                                      Other Information on the Election Form.

In addition to signing the election form, you must print your name and indicate the date and time at which you signed. You must also include your current corporate e-mail address.

6.                                      Requests For Assistance or Additional Copies.

You should direct questions about the tax consequences affecting your options to your own financial, legal and/or tax advisors.

You should direct any requests for additional copies of this Offer to Amend to Katherine Neverdousky at:

Fossil, Inc.

2280 N. Greenville Avenue, Richardson, Texas 75082

Phone: (972) 699-6888

Copies will be furnished promptly at the Company’s expense.

7.                                      Irregularities.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any election forms, withdrawal forms or Eligible Options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form, withdrawal form or any Eligible Options with respect to which elections have been made that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all Eligible Options with respect to which proper elections are made that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any election of any particular Eligible Options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and Eligible Options with respect to which elections have been made. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice.

Important: The election form (or a facsimile copy of it) together with all other required documents must be received by Katherine Neverdousky, on or before 10:59 p.m., Central Time, on September 11, 2007, unless the Offer is extended.

8.                                      Additional Documents to Read.

We urge you to read the Offer to Amend, all documents referenced or incorporated therein, and your Addendum, before deciding to participate in the Offer.

9.                                      Important Tax Information.

You should refer to Section 14 of the Offer to Amend, which contains important U.S. federal income tax information. We also recommend that you consult with your own financial planner regarding Section 409A or your other personal advisors before deciding whether or not to participate in this Offer.